EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on this Form S-8 pertaining to the KapStone Paper and Packaging Corporation 2006 Stock Incentive Plan of our reports dated March 15, 2007, with respect to the consolidated financial statements of KapStone Paper and Packaging Corporation, KapStone Paper and Packaging Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of KapStone Paper and Packaging Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
April 4, 2007